UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 23, 2023

KINETIC GROUP INC
(Exact name of registrant as specified in its charter)

Nevada	333-216047	47-4685650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2801 NW 74TH Avenue, Miami FL 33122

(Address of principal executive offices)

7867126827

(Registrant’s telephone number, including area code)

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

SECTION 1 - REGISTRANT’s BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On November 23, 2023, KINETIC finalized the acquisition of BINNOPS Technologies US LLC a profitable technology company focused on digital transformation solutions to enterprises. As a result of this acquisition, KINETIC will own 100% of an early entrant AI company offering customizable AI solutions to businesses to improve their decision making, reduce risk and improve operations. Customized solutions, including Digital Twins, Smart Assets, AI predictive analytics and Metaverse engagement are designed to produce significant productivity improvements.  KNIT is an early mover in offering a suite of AI business services to both the private and public sectors.

SECTION 4 - MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.01 Changes in Registrant's Certifying Accountant

On September 2023, KINETIC hired a new Accountant company: BGM Consulting located in Houston Texas, represented by Barry G. McDaniel, CPA, CGMA and APA. We continue with our Audit company: Olayinka Oyebola & Co. located in Houston Texas and Lagos Nigeria, represented by Olayinka T. Oyebola, PCAOB-USA.

SECTION 5 - CORPORATE GOVERNANCE and MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On November 23, 2023, and as a result of the acquisition of BINNOPS, KINETIC added two new Board members:

1.- Jairo Fernandez, founder of Binnops and former CEO of Binnops Colombia. B.Sc / M.Sc in Civil Engineering. MBA & Management Development Programs from U. Los Andes, Bogota, Colombia and MIT. Boston. Mr Fernandez is an Engineer with over 35 years of Experience in Engineering and has extensive experience while working for multinational companies in global projects.

2.- Luis F. Echavez Partner and Former COO of Binnops Colombia. He is a B.Sc In Mechanical Engineering from Universidad Industrial de Santander in Colombia and a MBA from INALDE Business School. Mr Chavez has more than 15 years of experience in the application of advanced technologies to the Assets Management Industry.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2023	/s/ Ana Maria Mendez
Name: Ana Maria Mendez
Title: President

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